Press Release

Sanguine Corporation Signs License Agreement with Ascendiant ? Asia, LLC
- Establishes Framework for Manufacturing and Distribution in China -

PASADENA, Calif., February 21, 2002 -- Sanguine Corporation (OTC BB: SGNC), a bio-pharmaceutical company focused on the development of an oxygen-carrying synthetic substitute for human red blood cells, announced today that it has signed a license agreement with Ascendiant - Asia, LLC.

Ascendiant - Asia, through the appointment of pharmaceutical company sub-licensees, is arranging for the completion of clinical trials, and the commencement of manufacturing and distribution of Sanguine's products in major countries in Asia, the largest of which is the People's Republic of China, with a population exceeding 1.5 billion.

Dr. Thomas C. Drees, Chief Executive Officer of Sanguine, commented, "This is a major step in the commercialization of PHER-02, a product we believe could change the face of medicine." Dr. Drees, with more than 30-years experience in the field of biologics (the study of blood), supervised the development of certain perfluorocarbons (PFCs) into the first synthetic red blood cell substitute to receive FDA approval in 1989. He founded Sanguine Corporation to develop a second-generation synthetic red blood cell substitute named PHER-O2, a PFC-based product that is believed to be a major breakthrough in biologics and considered by the Company's management to be superior to the first-generation product based on improved stability demonstrated in independent laboratory tests.

Mark Bergendahl, President and Managing Director of Ascendiant - Asia, added, "We are excited about Sanguine's solution to the worldwide need for a clean, long-lasting blood supply, and plan to move quickly to establish an alliance in China to facilitate the commercialization of PHER-02 in Asia."

About Sanguine Corporation

Sanguine Corporation is a development-stage company focused on the research and development of PHER-O2, a synthetic red blood cell product with potential applications in a variety of specialties, including: transfusions, CAT scans, cardioplegia and the treatment of heart attacks, strokes, head and neck tumors and hemorrhagic shock. For more information, please visit www.sanguine-corp.com.

About Ascendiant - Asia, LLC

Ascendiant - Asia, LLC introduces leading edge technologies and products to markets representing over 2 billion people. Ascendiant - Asia assists its U.S. client companies by generating new revenue streams through licensing royalties, and by facilitating lower cost manufacturing arrangements that can help its clients compete more favorably and improve profit margins.

Ascendiant - Asia is an affiliate of Ascendiant Capital Group, Inc., an Irvine, California-based, private, full-service financial and business advisory firm that assists emerging growth companies in the micro-cap and small-cap markets. For more information, please contact Ascendiant at 949-756-1010 or visit www.ascendiant.com.

Contact: Investor Relations: OTC Financial Network, Susan Ladue, 800-230- 3519 or 781-444-6100, ext. 637, email: susan@otcfn.com, or visit:
www.otcfn.com/sgnc.

Forward-looking statements in this release are made pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.
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